Exhibit 10.1

EXECUTION VERSION

85 Wells Ave. Newton, MA

April 28, 2021

Richard Paulson

Via Email:

Dear Richard,

I am pleased to present you this offer of employment to serve as the President and Chief Executive Officer (“CEO”) of Karyopharm Therapeutics Inc. (the “Company”). You will report to the Company’s Board of Directors (the “Board”) and will continue to serve as a member of the Board. Your primary place of work shall be out of the Company’s offices in Newton, Massachusetts. We anticipate your start date to be on May 3, 2021. Please review the details of your offer of employment below.

1. Compensation

a. Base Salary. Your semi-monthly base salary will be $27,916.67 ($670,000.00, if annualized) (“Base Salary”), subject to all applicable taxes and withholdings. This position is classified as Exempt according to the Fair Labor Standards Act (FLSA). Beginning in 2022, your base salary will be reviewed annually and may be increased by the Compensation Committee of the Board (the “Compensation Committee”) in connection with any such review.

b. Bonus Program. Following the end of each calendar year, and subject to the approval of the Board (or the Compensation Committee), you will be eligible for a retention and performance bonus at a target of 65% of your annualized base salary (the “Target Bonus”), based solely on the Company’s performance during the applicable calendar year, as determined by the Board (or the Compensation Committee) in its sole discretion in accordance with certain corporate goals determined by the Board (or the Compensation Committee); provided, however, that the Board or Compensation Committee may approve a bonus amount above target if it determines that the Company’s performance substantially exceeds the established goals. In any event, you must be an active employee of the Company on the date the bonus is distributed in order to be eligible for and to earn any bonus award, as it also serves as an incentive to remain employed by the Company. Notwithstanding any criteria to the contrary, your 2021 bonus will not be prorated based on your commencement of employment with the Company after the beginning of the calendar year.

EXECUTION VERSION

c. Stock Option Grant. Subject to the approval of the Compensation Committee, the Company will grant you a stock option to purchase 559,800 shares of the Company’s common stock, $0.0001 par value per share (the “Common Stock”), at an exercise price per share equal to the closing price per share of the Common Stock on the Nasdaq Global Select Market on the date your employment with the Company commences (the “Grant Date”). The stock option will vest over four years at the rate of 25% on the one-year anniversary of the Grant Date, subject to your continuing engagement with the Company as of that date, with the remaining shares to vest monthly over the following three years, subject to your continued engagement with the Company. The stock option will be granted either (i) pursuant to the inducement grant exception under NASDAQ Rule 5635(c)(4) and not pursuant to the Company’s 2013 Stock Incentive Plan or any other equity incentive plan of the Company, as an inducement that is material to your entering into employment with the Company or (ii) pursuant to the Company’s 2013 Stock Incentive Plan or a successor plan. In either event, the option grant shall also be subject to such other terms and conditions of the applicable Stock Option Agreement, and if applicable, the Company’s 2013 Stock Incentive Plan or a successor plan.

d. RSUs. Subject to the approval of the Compensation Committee, the Company will grant you 373,200 restricted stock units (“RSUs”) pursuant to the Company’s 2013 Stock Incentive Plan or a successor plan. The RSUs will vest over four years at the rate of 25% on the one-year anniversary of the applicable grant date, subject to your continuing engagement with the Company as of that date, with the remaining RSUs to vest monthly over the following three years, subject to your continued engagement with the Company. These RSUs shall be subject to the terms and conditions of the Company’s 2013 Stock Incentive Plan and the applicable RSU Agreement.

e. PTO. You will accrue Paid Time Off (“PTO”), which includes all vacation, sick, and personal time (combined) at a rate of 13.34 hours per month, accrued on the last day of the month. This is equal to about 160 hours or 4 weeks of PTO per year. You will also receive paid holidays according to the Company’s holiday schedule.

f. Benefits. Commencing on your first day of employment (subject to eligibility criteria and waiting periods associated with each individual plan), you may participate in all Company benefits as outlined in the Benefits at a Glance Overview which accompanies this offer letter, subject to the terms and conditions of any applicable plan documents for such benefits. The benefit programs made available by the Company, and the rules, terms, and conditions for participation in such benefit plans, may be changed by the Company at any time without advance notice. The Company shall reimburse you up to a maximum of $25,000 for your reasonable professional fees and expenses paid or incurred by you in connection with the negotiation and preparation of this offer letter and other documents related to your employment with the Company.

g. Sign-On Bonus. The Company agrees to pay you a cash bonus in the amount of $700,000, less applicable taxes and withholdings, in three separate payments (each a “Milestone Payment”), payable the payroll period following each of the Milestone Dates and in such amounts (each as set forth in the following chart) for a total not exceeding $700,000, contingent upon your commencement of employment with the Company (with respect to Milestone Payment 1) and, with respect to Milestone Payments 2-3 below, contingent upon your continued employment through such applicable Milestone Date:

Milestone Payment	Milestone Date	Amount
Milestone Payment 1	The date upon which you commence employment with the Company (“hire date”)	$300,000
Milestone Payment 2	The one-year anniversary of your hire date	$200,000
Milestone Payment 3	The two-year anniversary of your hire date	$200,000

EXECUTION VERSION

If for any reason you terminate your employment with the Company (other than for Good Reason, as defined below) or are terminated by the Company for Cause (as defined below) prior to the one-year anniversary of each applicable Milestone Date, you will be obligated to repay the net amount of the applicable Milestone Payment received by you in connection with such Milestone Date. If for any reason you terminate your employment with the Company (other than for Good Reason) or are terminated by the Company for Cause after the one-year anniversary of a Milestone Date but prior to the two-year anniversary of an applicable Milestone Date, you will be obligated to repay to the Company an amount equal to 50% of the Milestone Payment received by you in connection with such Milestone Date. You agree that any portion of the Milestone Payments owed to the Company will be repaid immediately upon the termination of your employment by you (other than for Good Reason) or the termination of your employment by the Company for Cause. Notwithstanding the forgoing, in the event that the Company terminates your employment without Cause or you resign from employment with the Company for Good Reason, you will be eligible to receive any unpaid Milestone Payments in one lump sum as severance pay in accordance with Section 2 of this letter agreement, subject to your timely execution of the release agreement referenced therein.

2. Severance Benefits

If your employment is terminated without Cause, or you resign for Good Reason, the Company will, provided that you timely execute a severance and release of claims agreement in a form to be provided by the Company (which will include, at a minimum, a release of all releasable claims, non-disparagement, confidentiality, and cooperation obligations, a reaffirmation of your continuing obligations under the Non-Disclosure, Inventions Assignment, Non-Competition, and Non-Solicitation Agreement, and an agreement not to compete with the Company for twelve (12) months following your separation from employment) (the “release agreement”) provide you with the following severance package: (a) pay you severance pay in the form of salary continuation for, eighteen (18) months (the “Severance Period”); (b) pay you, in a lump sum, a pro-rated Target Bonus for the year in which your termination from employment occurs, calculated by multiplying the Target Bonus by a fraction, the numerator of which is the number of full months of employment with the Company you completed in such year and the denominator of which is 12; (c) provided you elect to continue you and your eligible dependents’ participation in the Company’s medical and dental benefit plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA”), the Company will pay the monthly premium to

EXECUTION VERSION

continue such coverage for the lesser of (i) the Severance Period and (ii) the end of the calendar month in which you become eligible to receive group health plan coverage under another employee benefit plan; and (d) an opportunity to enter into a consulting arrangement with the Company, pursuant to the Company’s standard consulting agreement, for an expected term of twelve (12) months, during which term, and subject to your provision of services during the term, you will be compensated for services performed and any unvested equity awards granted by the Company shall continue to vest.

Notwithstanding the foregoing, if the Company (which, for the purposes of this paragraph, includes any successor entity) terminates your employment without Cause, or you resign for Good Reason, each within one year following the consummation of a Change in Control, then the Company (or its successor entity) will, in lieu of the severance benefits set forth in the preceding paragraph and provided that you timely execute the release agreement, (a) pay you severance pay in the form of salary continuation of your base salary for eighteen (18) months (or such greater amount specified in any Company severance plan under which you are eligible); (b) pay to you an amount equal to 150% of your target annual bonus for the year in which your termination occurs, which amount shall be payable in a lump sum on the date that the first continued salary payment is made to you under your currently effective agreement with the Company; and (c) provided you elect to continue you and your eligible dependents’ participation in the Company’s medical and dental benefit plans pursuant to COBRA, the Company will pay the monthly premium to continue such coverage for the lesser of (i) the Severance Period and (ii) the end of the calendar month in which you become eligible to receive group health plan coverage under another employee benefit plan.

In each case, the release agreement must be executed and any revocation period with respect to such release agreement must expire no later than 60 days following your termination of employment. Except as expressly set forth herein, any severance pay under this Section 2 will be paid in the form of salary continuation in accordance with the Company’s payroll procedures. Additionally, any severance payments under this letter agreement (including, if applicable, with respect to any Milestone Payments in Section 1) will begin, and any lump sum payments will be made, in the first pay period beginning after the release agreement becomes binding, provided that if the foregoing sixty (60) day period would end in a calendar year subsequent to the year in which Employee’s employment ends, payments will not begin or occur before the first payroll period of the subsequent year.

“Change in Control” shall mean the sale of all or substantially all of the outstanding shares of capital stock, assets or business of the Company, by merger, consolidation, sale of assets or otherwise (other than a transaction in which all or substantially all of the individuals and entities who were beneficial owners of the capital stock of the Company immediately prior to such transaction beneficially own, directly or indirectly, more than 50% of the outstanding securities (on an as-converted to Common Stock basis) entitled to vote generally in the election of directors of the (i) resulting, surviving or acquiring corporation in such transaction in the case of a merger, consolidation or sale of outstanding shares, or (ii) acquiring corporation in the case of a sale of assets; provided that, where required for compliance with Section 409A, the event described above is also a change in control event as set forth in Treas. Reg. Section 1.409A-3(i)(5).

EXECUTION VERSION

“Cause” shall mean: (i) your conviction by a court of competent jurisdiction of theft or misappropriation by you of assets of the Company, (ii) your conviction by a court of competent jurisdiction of fraud committed by you or at your direction, (iii) your conviction by a court of competent jurisdiction of, or pleading “guilty” or “no contest” to, (a) a felony or (b) any other criminal charge that has, or could be reasonably expected to have, a material adverse impact on the Company or the performance of your duties, and/or (iv) a good faith determination by the Board in its sole discretion of (w) an act or acts of material willful misconduct by you in violation of law or government regulation in the course of your employment by the Company, (x) your willful, repeated and material failure to perform, or gross negligence in the performance of, the duties which are reasonably assigned to you by the Board, which failure, if curable by you (as determined in good faith by the Board), is not cured to the reasonable satisfaction of the Board within thirty (30) days after receipt of written notice from the Board of such failure, (y) your material breach of any agreement to which you and the Company are party (including, without limitation, the Non-Disclosure, Inventions Assignment, Non-Competition, and Non-Solicitation Agreement), and/or (z) your failure to fully participate in or otherwise cooperate with a Company investigation as may be reasonably requested by the Company.

“Good Reason” shall mean (i) the assignment to you of any duties inconsistent in any adverse, material respect with your position, authority, duties, reporting relationship, or responsibilities as then constituted, or any other action by the Board which results in a material diminution in such position, authority, duties or responsibilities, (ii) a material reduction in your Base Salary or Target Bonus, except to the extent that any such benefit is replaced with a comparable benefit, or a reduction in scope or value thereof, other than as a result of across-the board reductions or terminations affecting employees of the Company generally, or (iii) a requirement that you, without your prior consent, regularly report to work at a location that is thirty (30) miles or more away from your then current place of work; provided, however, that the conditions described immediately above in clauses (i) through (iii) shall not give rise to a termination for Good Reason, unless you have notified the Board in writing within thirty (30) days of the first occurrence of the facts and circumstances claimed to provide a basis for the termination for Good Reason, the Company has failed to correct the condition within thirty (30) days after the Board’s receipt of such written notice, and you actually terminate employment with the Company within sixty (60) days of the first occurrence of the condition. For the avoidance of doubt, your required travel on the Company’s business shall not be deemed a relocation of your principal office under clause (iii), above.

3. Miscellaneous

a. Section 409A. It is intended that this letter agreement comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, and the Treasury Regulations and IRS guidance thereunder (collectively referred to as “Section 409A”), and notwithstanding anything to the contrary herein, it shall be administered, interpreted, and construed in a manner consistent with Section 409A. To the extent that any reimbursement, fringe benefit, or other, similar plan or arrangement in which you participate provides for a “deferral of compensation” within the meaning of Section 409A, (a) the amount of expenses eligible for reimbursement provided to you during any calendar year shall not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to you in any other calendar year, (b) the reimbursements for

EXECUTION VERSION

expenses for which you are entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred, (c) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit, and (d) the reimbursements shall be made pursuant to objectively determinable and nondiscretionary Company policies and procedures regarding such reimbursement of expenses. If and to the extent required to comply with Section 409A, no payment or benefit required to be paid under this letter agreement on account of termination of your employment shall be made unless and until you incur a “separation from service” within the meaning of Section 409A. In the case of any amounts payable to you under this letter agreement that may be treated as payable in the form of “a series of installment payments”, as defined in Treasury Regulation Section 1.409A-2(b)(2)(iii), your right to receive such payments shall be treated as a right to receive a series of separate payments for purposes of such Treasury Regulation. If any paragraph of this letter agreement provides for payment within a time period, the determination of when such payment shall be made within such time period shall be solely in the discretion of the Company. If and to the extent any portion of any payment, compensation or other benefit provided to you in connection with your employment termination is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code, and you are a specified employee as defined in Section 409A(a)(2)(B)(i) of the Code, as determined by the Company in accordance with its procedures, by which determination you hereby agree that you are bound, such portion of the payment, compensation or other benefit shall not be paid before the earlier of (i) the expiration of the six month period measured from the date of your “separation from service” (as determined under Section 409A of the Code) or (ii) the tenth day following the date of your death following such separation from service (the “New Payment Date”). The aggregate of any payments that otherwise would have been paid to you during the period between the date of separation from service and the New Payment Date shall be paid to you in a lump sum in the first payroll period beginning after such New Payment Date, and any remaining payments will be paid on their original schedule.

b. Indemnification. You shall be entitled to indemnification to the maximum extent permitted by both applicable law and the Company’s charter, with terms no less favorable than provided to any other Company executive officer or director and subject to the terms of any separate written indemnification agreement. At all times during your employment, the Company shall maintain in effect a directors and officers liability insurance policy with you as a covered officer.

c. Withholding. The Company shall withhold from any compensation or benefits payable under this letter agreement any federal, state and local income, employment or other similar taxes as may be required to be withheld pursuant to any applicable law or regulation.

d. If you accept the terms of this offer, your employment with the Company constitutes at-will employment, and you are free to resign at any time, and for any or no reason. Similarly, the Company is free to terminate its employment relationship with you at any time, with or without cause. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at-will” nature of your employment may only be changed by a written agreement signed by you and the Board, which expressly states the intention to modify the at-will nature of your employment. Similarly, nothing in this letter shall be construed as an agreement, either express or implied, to pay you

EXECUTION VERSION

any compensation or grant you any benefit beyond the end of your employment with the Company. We request that, in the event of resignation, you provide a notice period of at least two weeks.

e. Your offer is contingent upon the successful completion of an employment, and criminal background check (which will require you to complete and sign all necessary consent forms authorizing the Company or its designee to perform these background inquiries). The Company may also require that you provide names and contact information so we may conduct reference checks about your past employment.

f. For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Provided you and the Company do not agree to an alternate interim arrangement with respect to where you perform your services, such documentation must be provided to us within three (3) business days of your date of hire. The Company agrees to sponsor and pay for the application, administration, and reasonable attorneys’ fees associated with a petition on your behalf to secure valid work authorization for you to work for the Company.

g. As a condition of your employment, you are also required to sign and comply with a Non-Disclosure, Inventions Assignment, Non-Competition, and Non-Solicitation Agreement effective your first day of employment. A copy of that agreement accompanies this offer letter. Please address any concerns you may have with this agreement prior to your first day of employment at the Company. You acknowledge that your receipt of the grant of equity set forth in this offer letter is contingent upon your agreement to the non-competition provisions set forth in the Non-Disclosure, Inventions Assignment, Non-Competition, and Non-Solicitation Agreement, and that such consideration is fair and reasonable in exchange for your compliance with such non-competition obligations. You further acknowledge that you were provided with a copy of the Non-Disclosure, Inventions Assignment, Non-Competition, and Non-Solicitation Agreement prior to your receipt of this letter and more than ten (10) business days prior to your commencement of employment with the Company.

h. In return for the compensation payments set forth in this letter, you agree to devote your full business time, best efforts, skill, knowledge, attention, and energies to the advancement of the Company’s business and interests and to the performance of your duties and responsibilities as an employee of the Company and not to engage in any other business activities without prior approval from the Company. Notwithstanding the foregoing, you may serve on boards of directors for both public and private companies subject to the approval of the Board and otherwise participate in educational, social, religious and civic organizations (including serving on boards of same) without the prior written approval of the Board, in each case so long as such activities do not interfere or conflict with your obligations to the Company (including, without limitation, the obligations set forth in the attached Non-Disclosure, Inventions Assignment, Non-Competition, and Non-Solicitation Agreement).

i. As an employee of the Company, you will be required to comply with all Company policies and procedures. Violations of the Company’s policies may lead to immediate termination of your employment. Further, the Company’s premises, including all workspaces, furniture,

EXECUTION VERSION

documents, and other tangible materials, and all information technology resources of the Company (including computers, data and other electronic files, and all internet and email) are subject to oversight and inspection by the Company at any time. Company employees should have no expectation of privacy with regard to any Company premises, materials, resources, or information.

j. To accept the Company’s offer, please sign and date this letter in the space provided. By signing this letter, you are representing that you have full authority to accept this position and perform the duties of the position without conflict with any other legal or contractual obligations, and that you are not involved in any situation that might create, or appear to create, a conflict of interest with respect to your loyalty to or duties for the Company. You additionally represent and warrant that you have not taken or shared with the Company any confidential or proprietary information belonging to any former employer or other third party, and that you will at no time during the course of your employment with the Company use or disclose any such confidential or proprietary information of another party without that party’s express consent.

This letter, together with the other documents and agreements referenced herein, sets forth all of the terms of your employment with the Company, and supersedes any prior representations or agreements including, but not limited to, any representations made during your recruitment, interviews or pre-employment negotiations, whether written or oral. This letter may not be modified or amended except by a written agreement signed by the Company and you. This offer of employment will terminate if it is not accepted, signed and returned by close of business on April 30, 2021.

EXECUTION VERSION

We look forward to your favorable reply and to working with you at Karyopharm!

Sincerely,

Signature:	/s/ Michael Mano

Michael Mano
Senior Vice President and General Counsel, Karyopharm Therapeutics

Date:	April 28, 2021

The foregoing correctly sets forth the terms of my employment by Karyopharm Therapeutics Inc. I am not relying on any representations pertaining to my employment other than those set forth above.

Signature:	/s/ Richard Paulson

Richard Paulson

Date:	April 28, 2021

9